UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 28, 2013

SYNIVERSE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
8125 Highwoods Palm Way
Tampa, Florida 33647
Telephone: (813) 637-5000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed, on June 30, 2012, Syniverse Holdings, Inc. (the “Company”) entered into an agreement (the “Agreement”) to acquire all of the shares and preferred equity certificates (whether convertible or not) in WP Roaming III S.á r.l., a Luxembourg limited liability company (“MACH”), exclusive of Evenex ApS and its wholly-owned subsidiary Evenex AS (the “Proposed Transaction”), and notified the European Commission (the “Commission”) of such Proposed Transaction on November 16, 2012. The Commission announced on December 20, 2012 that it had opened an in-depth investigation into the Proposed Transaction under Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

On May 29, 2013, the Commission granted approval of the Proposed Transaction, conditioned upon the Company’s commitment to divest certain assets supporting MACH’s data clearing and near real-time roaming data exchange (“NRTRDE”) business in the European Economic Area, which includes European Union countries plus Iceland, Liechtenstein and Norway (the “EEA”), including technology platforms, necessary employees, customer contracts and the MACH brand (the “Divestment Business”).

On June 3, 2013, Interfact S.à r.l., a Luxembourg limited liability company and the MACH group company being the immediate shareholder of the Divestment Business, signed a definitive agreement (the “Divestment Agreement”) to sell the Divestment Business to Starhome, B.V., a private limited liability company incorporated under the laws of The Netherlands, upon the completion of the Company’s acquisition of MACH. The sale of such portions of MACH’s business pursuant to the Divestment Agreement is further contingent upon approval of Starhome as the buyer by the Commission and other applicable jurisdictions as well as completion of the carve-out of the Divestment Business from the retained MACH business.

On June 28, 2013, the Commission approved Starhome as the Purchaser of the Divestment Business and the Divestment Agreement. All other necessary approvals by the relevant authorities of other applicable jurisdictions were also obtained by that date.

On June 28, 2013, the Company acquired all of the shares and preferred equity certificates (whether convertible or not) of MACH in accordance with the terms of the Agreement for approximately $672.8 million (including the portion of the purchase price applied to refinance MACH’s outstanding indebtedness).

To finance the Proposed Transaction, the Company’s subsidiary Syniverse Magellan Finance, LLC (the “Finance Sub”), used the proceeds of the $700.0 million of term loans (the “Escrow Term Loans”) which had been funded into escrow on May 28, 2013 pursuant to the delayed draw credit agreement dated as of February 4, 2013, as amended on May 28, 2013 (the “Escrow Credit Agreement”) with Barclays Bank PLC, as administrative agent (the “Administrative Agent”), and the other financial institutions and lenders from time to time party thereto, which were released to Finance Sub (the “Release”) on June 28, 2013.

Following the Release, the closing of the Proposed Transaction and certain other steps, on June 28, 2013, Finance Sub merged with and into the Company with the Company as the survivor to such merger (the “Merger”). In connection with the Merger the Company assumed the obligations of Finance Sub under the Escrow Credit Agreement (the “Debt Assumption”).

Following the Debt Assumption, on June 28, 2013 the Company borrowed $700.0 million of incremental term loans (the “Incremental Term Loans”), pursuant to an incremental amendment (the “Incremental Amendment”) to its existing credit agreement date as of April 23, 2012 (the “Existing Credit Agreement”) among the Company, Buccaneer Holdings, Inc., Barclays Bank PLC, as administrative agent, swing line lender and letters of credit issuer, and the other financial institutions and lenders from time to time party thereto. The proceeds of the Incremental Term Loans were used to refinance the Escrow Term Loans in full.

The terms of the Incremental Term Loans are substantially identical in all material respect to the terms of the Escrow Term Loans which were previously disclosed in connection with the entry into the Escrow Credit Agreement on February 4, 2013. The foregoing description of the Incremental Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the terms and conditions of the Incremental Amendment, which will be filed as an exhibit to the Company’s next periodic report.

Item 1.02. Termination of a Material Definitive Agreement.

On June 28, 2013, the Company terminated the Escrow Credit Agreement, and all of the related loan documents.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 concerning the completion of the Proposed Transaction is hereby incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s direct financial obligations under the Escrow Credit Agreement and in respect of the Incremental Term Loans is hereby incorporated herein by reference.

Item 7.01    Regulation FD Disclosure

On July 1, 2013, the Company issued a press release announcing the closing of the Proposed Transaction. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Any financial statements required to be filed pursuant to Regulation S-X in connection with the acquisition reported above will be filed by amendment within the applicable period provided by the rules of the Securities and Exchange Commission.

(b)	Pro Forma Financial Information.

Any pro forma financial information required to be filed pursuant to Regulation S-X in connection with the acquisition reported above will be filed by amendment within the applicable period provided by the rules of the Securities and Exchange Commission.

(d)    Exhibits.

Exhibit
No.        Description

99.1        Press Release dated July 1, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Date:  July 1, 2013

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 1, 2013.